Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of April 1, 2026,

by and among

BRISCOE WIND PROJECT HOLDINGS I, LLC,

JPM CAPITAL CORPORATION, AND

MORGAN STANLEY WIND LLC, AS SELLERS,

AND

SOLUNA DV WIND SPONSORCO, LLC, AS BUYER

i

EXHIBITS

Exhibit A – Binder Agreement

Exhibit B – Interests Assignment

Exhibit C – Juwi Consent

Exhibit D – Payoff Letters

Exhibit E – Accounting Principles

Exhibit F – Estimated Closing Net Working Capital Statement

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of April 1, 2026 (this “Agreement”), is entered into by and among Briscoe Wind Project Holdings I, LLC, a Delaware limited liability company (“Briscoe Holdings”), JPM Capital Corporation, a Delaware corporation (“JPMCC”), and Morgan Stanley Wind LLC, a Delaware limited liability company (“MSW” and, together with Briscoe Holdings and JPMCC, “Sellers”), and Soluna DV Wind SponsorCo, LLC, a Delaware limited liability company (“Buyer”). Each of Sellers and Buyer may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers are the sole members of Briscoe Wind Farm, LLC, a Delaware limited liability company (the “Company”), which is the sole owner of an approximately 150-megawatt nameplate capacity wind generation project in Briscoe County and Floyd County, Texas (the “Project”); and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding Equity Interests in the Company (the “Company Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

Section 1.01 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“2025 Balance Sheet Date” is defined in Section 5.06(a).

“Accounting Firm” means Alvarez & Marsal or, if Alvarez & Marsal is unavailable or unable to perform the service required hereunder, an internationally recognized independent certified public accounting firm as mutually agreed upon by Sellers and Buyer, each acting reasonably and in good faith.

“Accounting Principles” is defined in Section 2.03(a).

“Actual Closing Net Working Capital Balance” is defined in Section 2.03(b).

“Actual Closing Net Working Capital Statement” is defined in Section 2.03(b).

“Affiliate” means any Person directly or indirectly Controlling, Controlled by or under common Control with another Person. For the purposes of this definition, “Control” (including the correlative terms “Controlling” and “Controlled”) means, where used with respect to any Person, the possession, directly or indirectly, of the power to (a) vote fifty percent (50%) or more of the securities or other Equity Interests of a Person having ordinary voting power or (b) direct or cause the direction of the actions, management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1

“Affiliate Contract” means any Contract between (a) a Seller or any of its Affiliates (other than the Company) or any officer, director, employee, manager, or Affiliate of such Person, on the one hand, and (b) the Company, on the other hand.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act 2010, (c) the Bank Secrecy Act of 1970 by Title III of the USA PATRIOT Act, or any specified unlawful activity as defined in 18 U.S.C. § 1956(c)(7) and (d) all other similar Applicable Laws concerning or relating to tax evasion, financial record keeping, money laundering, corruption or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any representative or agent of a Governmental Entity or any other Person.

“Applicable Laws” means, as to any Person, any law (including common law), statute, treaty, rule, act, code (including the Code), order, decree, ruling, proclamation, judgment, constitution, regulation or ordinance that has been enacted, issued, adopted, implemented or promulgated by any Governmental Entity having valid jurisdiction, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

“Assets” means all right, title and interest of a Person in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible and intangible, real, personal and mixed, including Contracts, Real Property Agreements, equipment, systems, books, data, reports, studies and records, proprietary rights, Intellectual Property, Permits, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Audited Financial Statements” is defined in Section 5.06(a).

“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not the plan is subject to ERISA), (b) incentive compensation, bonus or deferred compensation plan or arrangement, (c) employment (other than offer letters providing for at-will employment), consulting, severance or change in control plan, arrangement or policy, (d) vacation practice or other paid-time off program and (e) other employee benefit, fringe benefit or compensation plan, arrangement, policy or commitment.

“Binder Agreement” means that certain binder agreement in connection with the R&W Insurance Policy, substantially in the form attached hereto as Exhibit A, dated as of the Closing Date, pursuant to which Buyer has received a conditional written commitment (subject only to the payment of premium) from the insurer(s) specified therein to fully bind the R&W Insurance Policy effective as of the Closing Date.

2

“BNSF Licenses” means (a) that certain License for Electric Supply Line Across or Along Railway Property, by and between BNSF Railway Company and Company, dated April 9, 2015, with a Tracking Number of 14-51518; (b) that certain License for Electric Supply Line Across or Along Railway Property, by and between BNSF Railway Company and Company, dated April 9, 2015, with a Tracking Number of 14-51573; (c) that certain License for Electric Supply Line Across or Along Railway Property, by and between BNSF Railway Company and Company, dated April 9, 2015, with a Tracking Number of 14-51574; and (d) that certain License for Electric Supply Line Across or Along Railway Property, by and between BNSF Railway Company and Company, dated April 9, 2015, with a Tracking Number of 14-51575.

“Briscoe Credit Agreement” means that certain Credit Agreement, dated as of August 16, 2021, by and among Company, U.S. Bank National Association, in its capacity as administrative agent, and the lenders party thereto, as amended by that certain Consent and Amendment to Credit Agreement, dated as of March 2, 2023, that certain Consent and Second Amendment to Credit Agreement, dated as of May 4, 2023, and that certain Omnibus Waiver and Amendment, dated as of November 1, 2024, and as otherwise amended, restated, modified or supplemented from time to time.

“Briscoe Financing Documents” means the Briscoe Credit Agreement, the Energy Hedge Agreement, and the other Financing Documents (as defined in the Briscoe Intercreditor Agreement).

“Briscoe Intercreditor Agreement” means the Intercreditor Agreement as defined in the Briscoe Credit Agreement.

“Briscoe Holdings” is defined in the Preamble.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in New York, New York are authorized or required to be closed for business.

“Buyer” is defined in the Preamble.

“Buyer Related Parties” means, collectively, the Buyer, its Affiliates, and each of their respective Representatives, and the successors and assigns of each of the foregoing.

“Buyer Releasee” is defined in Section 9.12(b).

“Buyer Releasor” is defined in Section 9.12(a).

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation or organization, bylaws, limited partnership agreement, partnership agreement, certificate of formation, limited liability company agreement or comparable governing documents of such Person, as applicable, including any amendment, waiver or other modification of the foregoing which is currently in effect.

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

3

“Closing Payment” is defined in Section 2.02.

“Closing Unpaid Indebtedness Amount” is defined in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals.

“Company Confidential Information” is defined in Section 7.05(a).

“Company Interests” is defined in the Recitals.

“Contract” means any legally enforceable contract, lease, purchase order, letter of credit, license, note, mortgage, indenture, arrangement, obligation or other agreement (whether written or oral), including any amendment, waiver or other modification of the foregoing but excluding any Permit.

“Current Assets” means an amount equal to (a) all current assets of the Company as determined in accordance with the Accounting Principles (but excluding any receivables owed to the Company from Sellers or any of their Affiliates, in each case that were settled in accordance with Section 7.08, and including cash of the Company only to the extent such cash is not subject to any restrictions after giving effect to the Payoff Letters), minus (b) $3,218,967, an estimated amount of which is set forth on Exhibit F.

“Current Liabilities” means all current liabilities of the Company determined in accordance with the Accounting Principles (but excluding any payables owed to the Sellers or any of their Affiliates from the Company, in each case that were settled in accordance with Section 7.08), an estimated amount of which is set forth on Exhibit F.

“Data Room” means the electronic data room established on behalf of Sellers at app.idealsvdr.com in the folder named “Project Rainer” and to which Buyer has been granted access as part of its due diligence of the transactions contemplated hereby.

“Dollars” or “$” means U.S. Dollars.

“Energy Hedge Agreement” is defined in the Briscoe Credit Agreement.

“Enforceability Exceptions” is defined in Section 4.03.

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface waters, groundwater, sediment, air (including all layers of the atmosphere), organic and inorganic matter and living organisms and any other natural resource).

“Environmental Attributes” means any and all renewable energy credits, environmental air quality credits, emissions reduction credits, or similar certificates, benefits, allocations, offsets and allowances howsoever entitled or named associated with, attributable to, arising from or otherwise related to the operation of the Project, including credits, allowances, offsets, tags, certificates and similar products or rights that can be used to claim responsibility for or ownership of any avoidance or reduction of emissions or pollutants, including carbon dioxide and any other greenhouse gas, arising under any governmental, regulatory or voluntary program.

4

“Environmental Laws” means any Applicable Law in effect as of the date hereof pertaining to regulations, requirements, standards, or limitations regarding (a) the prevention, abatement, or elimination of pollution, (b) public health and safety, in each case, with respect to exposure to Hazardous Substances, (c) the use, generation, handling, treatment, storage, disposal, Release, transportation of, or exposure to, Hazardous Substances, including protection or damage therefrom, and the clean-up, removal, or remediation thereof, or (d) the protection or preservation of the Environment.

“Equity Interests” means with respect to (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation, (b) any other entity, any share, membership, limited liability company, partnership or other percentage interest, unit of participation or other equivalent (however designated) of an equity ownership interest in such entity and (c) with respect to any entity, any securities convertible into or exchangeable for or evidencing the right to subscribe for any membership or limited liability company interests, equity interests or shares of capital stock of (or other ownership or profit interests in) such entity or warrants, rights or options for the purchase or acquisition from such entity of such membership or limited liability company interests, equity interests or shares (or such other interests) and any other ownership, profit interests or rights to distribution of or from such entity (including partnership, membership, limited liability company or trust interests therein), whether voting or nonvoting.

“ERCOT” means the Electric Reliability Council of Texas, Inc. or any successor entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Net Working Capital Balance” is defined in Section 2.03(a).

“Estimated Closing Net Working Capital Statement” is defined in Section 2.03(a).

“Exempt Wholesale Generator” means an “exempt wholesale generator” under the PUHCA and applicable FERC rules and regulations.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” is defined in Section 5.06(a).

“Flow of Funds Memorandum” means the final flow of funds memorandum approved by the Parties prior to Closing, setting forth (a) the amounts to be paid pursuant to the Payoff Letters and (b) the amounts owed to Sellers on the Closing Date pursuant to this Agreement and the Persons (and the account information related thereto) to whom such amounts are to be paid.

“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

5

“Fraud” means, with respect to any Party, any actual and intentional fraud by such Party in the making of an express representation or warranty set forth in this Agreement with the specific intent to deceive and mislead (as opposed to constructive fraud or reckless indifference to the truth).

“GAAP” means U.S. generally accepted accounting principles as in effect at the applicable time.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, tribal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, subdivision or other recognized instrumentality (domestic or foreign) having legal jurisdiction or authority over the matter or Person in question, including NERC, ERCOT, or any applicable independent system operator.

“Hazardous Substance” means (a) petroleum or any distillates or fractions thereof, processed natural gas and natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), combustion ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (b) asbestos in any form; (c) urea foam formaldehyde insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), perfluorooctanoic acid and perfluorooctane sulfonate; (d) any chemical, compound, material, mixture or substance that is now defined as, included in the definition of or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous wastes,” “hazardous materials,” “hazardous substances,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “biohazardous waste,” “toxic substances,” “toxic chemicals,” “pollutant,” “toxic pollutants” or “contaminants” or any other analogous term intended to define, list, or classify substances by reason of deleterious properties, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “EP toxicity” or “TCLP toxicity”; and (e) radon gas in the indoor environment, non-naturally occurring radioactive materials, substances and waste, and non-naturally occurring radiation.

“Indebtedness” means, with respect to any Person, and without duplication, the aggregate amount of all of the following obligations (a) any obligations, including reimbursement obligations, for the repayment of borrowed money, whether or not represented by bonds, debentures, notes, letters of credit, debentures, mortgages or similar debt instruments or debt securities, and all accrued and unpaid fees, interest, or penalties thereon; (b) amounts owing as deferred purchase price for services or “earn out” or other similar contingent payments other than accounts payable incurred in the ordinary course of business consistent with past practice; (c) obligations to pay the deferred and unpaid purchase price of property that has been delivered (other than trade payables incurred in the ordinary course of business); (d) any liabilities or obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, whether drawn or undrawn; (e) any interest rate protection agreements, foreign currency exchange agreements, forward contracts or other interest, exchange rate, commodity hedging or swap, collar, cap or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies; (f) any dividends or distributions declared by the manager of the Company and payable to a Seller that remain unpaid; (g) all obligations of the Company as a lessee under capitalized leases; (h) any obligations with respect to purchase money indebtedness, (i) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests; (j) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the ordinary course); (k) amounts owed to the Sellers or their Affiliates, to the extent not settled as of the Closing Date; and (l) all Indebtedness of another Person referred to in clauses (a) through (k) above or other obligations of another Person guaranteed by the Company, for which the Company is directly or indirectly, jointly or severally, liable or which is secured by any assets owned by the Company or used in the conduct of the business of the Company.

6

“Insurance Policies” means, with respect to any Person, the current policies of insurance in force that insure the respective businesses, operations, assets and properties of such Person.

“Intellectual Property” means all intellectual property rights, both statutory and common law rights, including: (a) copyrights, copyrightable works, rights in databases, data collections, registrations and applications for registration thereof and corresponding rights in works of authorship, (b) trademarks, service marks, trade names, slogans, domain names, logos, corporate names, trade dress, and registrations, together with the goodwill associated with any of the foregoing, and applications for registration thereof, (c) patents and patent applications, inventions, know-how and trade secrets and (d) computer software, programs, applications and databases in any form, including Internet websites, web content and links, source code, object code and mobile applications.

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or Indebtedness, including any amounts owed to or from any Seller or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand.

“Interests Assignment” means the assignment and assumption agreement to transfer the Company Interests from Sellers to Buyer, substantially in the form attached hereto as Exhibit B.

“Interim Balance Sheet Date” is defined in Section 5.06(a).

“Interim Financial Statements” is defined in Section 5.06(a).

“JPMCC” is defined in the Preamble.

“Juwi Consent” means that Consent Agreement in substantially the form attached hereto as Exhibit C.

“Knowledge” means, with respect to Sellers, the actual knowledge, after reasonable inquiry of the employees, officers, directors, and manager of the Company, as of the date on which a representation or other matter qualified by Knowledge is required to be made by Sellers, of Brad Wollmer, Jasen Peterson and Gintare Briola.

7

“Leases” means the lease and sublease agreements in force as of the Closing Date under which the Company is the tenant, lessee, subtenant or sublessee of real property or is otherwise granted leasehold or subleasehold rights to real property.

“Liability” means, as to any Person, any liability or obligation whatsoever of such Person, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, or due or to become due.

“Lien” means any lien, mortgage, deed of trust, adverse claim, easement, pledge, charge, encroachment or other security interest or encumbrance of any kind, whether voluntary or involuntary, fixed or contingent, choate or inchoate or imposed by Applicable Law or Contract (including any Contract to give any of the foregoing), and whether or not of record.

“Losses” means losses, liabilities, claims, damages, awards, penalties, Taxes, fines, demands, obligations, payments, costs and expenses (including the payments, costs and expenses of any and all actions, suits, Proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ fees, reasonable disbursements, interest, penalties and all expenses incurred in investigating, preparing, enforcing or defending against any Proceedings commenced or threatened or any claim or Order in connection therewith).

“Made Available” means the respective materials that were made available to Buyer in the Data Room by or on behalf of Sellers not later than 5:00 p.m. Eastern Time two (2) Business Days prior to the Closing Date.

“Material Adverse Effect” means any event or series of events, change, fact, development, condition circumstance or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on (x) the business, Assets, liabilities, results of operations or condition (financial or otherwise) of the Company (including the ownership, operation or maintenance of the Project), taken as a whole, or (y) the ability of Sellers to consummate the transactions contemplated by the Transaction Documents or perform its obligations thereunder; provided, however, that, for purposes of clause (x) above, the term “Material Adverse Effect” shall not include any change, circumstance or effect resulting from or arising out of (a) the negotiation, execution, announcement or performance of this Agreement, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Affiliates, any communication by Buyer or its Affiliates regarding plans, proposals or projections with respect to the Company or any impact on the relationship of the Company with any customers, suppliers, distributors, vendors, lenders, employees or partners, (b) changes in the costs of commodities or supplies generally affecting the industry in which the Company operates (including costs to repower, finance, operate or generate energy from wind energy facilities), (c) any action of a Seller or the Company expressly permitted or expressly required to be taken by a Seller or the Company in accordance with the terms of this Agreement, (d) changes generally affecting business, economic or political conditions in the United States or in any other geographic regions where the Company does business, (e) changes in debt, capital, credit or securities markets, including changes to interests rates or any decline in the price of any security or any market index, (f) civil unrest or disobedience or any commencement, continuation or escalation of hostilities, terrorist activities or war or any similar events, including in Russia or Ukraine, or any response thereto, (g) changes in Applicable Law or regulatory policy or the interpretation or enforcement thereof, (h) acts of God, including hurricanes, storms, tornados or other inclement weather or COVID-19 or other epidemic, pandemic or outbreak of illness or disease, or any effects thereof, (i) changes generally affecting international, national, regional, state or local wholesale or retail markets for electric power, power generation or power transmission or fuel supply or transportation or related products and operations, including those due to competitors or regulators, (j) changes generally affecting the electric generating, transmission or distribution industries, the renewable energy industry (including any change in the prices of wind energy or industry margins), (k) changes (financial or otherwise) to the business, affairs or operations of Buyer or its Affiliates, (l) failure to meet any forecast or projection (whether internal or published and whether or not provided to Buyer) of revenue, expenses, earnings, cash flow or other data for any period or any change in any such forecast or projection (but, for the avoidance of doubt, the underlying cause of such failure shall not be excluded by this clause (l)), (m) new or proposed generating facilities and their effect on pricing or transmission, (n) changes in Tax, GAAP, or accounting requirements or principles or the interpretation thereof, and (o) strikes, work stoppages or other labor conditions of a national, regional or industry-wide nature; provided, further, however, that the matters described in the foregoing clauses (b), (d) through (j), or (n) through (o) shall not be excluded for purposes of determining whether a Material Adverse Effect has occurred to the extent such change, circumstance or effect affects the business, Assets, liabilities, results of operations or condition (financial or otherwise) of the Company, taken as a whole, in a materially disproportionate manner relative to other similarly situated Persons operating in the renewable energy industry.

8

“Material Contracts” is defined in Section 5.08(a).

“MSW” is defined in the Preamble.

“NERC” means the North American Electric Reliability Corporation or any successor organizations.

“Nonparty Affiliates” is defined in Section 8.01(d).

“Objection Notice” is defined in Section 2.03(c).

“Order” means any order, judgment, writ, injunction, decree, directive, ruling or award of a Governmental Entity, but excluding any Permit.

“Party” or “Parties” is defined in the Preamble.

“Payoff Letters” means (a) the payoff letter with respect to the Briscoe Financing Documents, substantially in the applicable form incorporated in Exhibit D and (b) the payoff letter with respect to the Subordinated Notes, substantially in the applicable form incorporated in Exhibit D.

“Permits” means (a) all permits, licenses, authorizations, approvals, certifications, franchises, consents, registrations, waivers, exemptions, variances, filings, and any other similar approvals, in each case, made with or issued or granted by a Governmental Entity or (b) any required notice to, any declaration of, or any registration by or with any Governmental Entity required under any Applicable Law.

9

“Permitted Equity Liens” means, with respect to any applicable Equity Interest, (a) Liens created by virtue of any actions taken by or on behalf of Buyer or its Affiliates or their successors or assigns, (b) Liens identified on Schedule 5.04, (c) restrictions on transfer set forth in the Company’s Charter Documents, (d) Liens securing any obligations of the Company pursuant to the Briscoe Financing Documents (which Liens are being released at Closing), and (e) restrictions on transfer imposed by applicable securities laws.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Financial Statements in accordance with GAAP, (b) Liens arising in the ordinary course of business (including materialman’s, warehousemen’s, mechanic’s, repairman’s, landlord’s and other similar Liens) and securing payments not yet delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves are reflected in the Financial Statements in accordance with GAAP, (c) restrictions, covenants, easements, rights-of-way, servitudes, title retention agreements, options, encroachments and other non-monetary encumbrances and defects, imperfections, or irregularities of title or other non-monetary Liens, in each case of record or that otherwise do not, individually or in the aggregate, materially interfere with or adversely impact in any material respect the current operation of the Project, (d) pledges or deposits to secure public or statutory obligations or appeal bonds that have been Made Available to Buyer, (e) zoning, building, land use, planning and other similar limitations, restrictions, and rights of any Governmental Entity to regulate a Project Asset or the Project that do not, individually or in the aggregate, impair the current operation of the Project in any material respect, (f) Liens and other matters disclosed in the Title Policies and Survey which have been Made Available to Buyer, (g) Liens which are released on the Closing Date, (h) Liens arising under any Support Obligation which have been Made Available to Buyer, (i) non-exclusive licenses to Intellectual Property, (j) Liens created by the express terms, conditions, restrictions, exceptions, reservations, limitations or other express provisions of any Contract or Permit which has been Made Available to Buyer (other than as a result of a breach, non-compliance, or default by the Company with any such Contract or Permit), (k) purchase money Liens and Liens securing rental payments under capital lease arrangements in the ordinary course of business to the extent set forth, reflected, or disclosed in the Financial Statements, and (l) Permitted Equity Liens.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or other entity or any Governmental Entity.

“Pre-Closing Date Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Date Tax Return” is defined in Section 7.01(b)(i).

“Proceeding” means any action, cause of action, demand, charge, complaint, lawsuit, arbitration, audit, proceeding, litigation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise, brought by or before any Governmental Entity.

10

“Project” is defined in the Recitals.

“Project Assets” means all Assets of the Company.

“PTCs” means production tax credits under Section 45 of the Code.

“PUCT” means the Public Utility Commission of Texas.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and the rules and regulations promulgated thereunder.

“Purchase Price” means the Closing Payment, plus or minus any adjustments in accordance with Section 2.03.

“Purchase Price Allocation Schedule” is defined in Section 2.04.

“R&W Insurance Policy” means a buyer-side representation and warranty insurance policy from a third-party insurance provider in respect of the representations and warranties set forth in this Agreement naming Buyer and/or an Affiliate thereof as the “named insured.”

“Real Property” means the real property subject to the Real Property Agreements.

“Real Property Agreement” means any lease, sublease, easement, sub-easement, right of way, deed, crossing agreement, license, or similar Contract in effect as of the date hereof to which the Company is party.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, seeping, migrating, abandoning, escaping, leaching, dumping, burying or disposing of Hazardous Substances under, onto, from, through or into the Environment.

“Representatives” means, as to any Person, the directors, officers, partners, managers, members, stockholders, equity owners, employees, independent contractors, counsel, accountants, financial or other advisors, consultants and other agents or representatives of such Person and such Person’s Affiliates.

“Required Permits” is defined in Section 5.10.

“Restricted Party” means any Person (a) targeted by or subject to national, regional or multilateral trade or economic sanctions under Trade Control Laws, including by being listed on any Trade Control Law-related list of designated or blocked Persons or ordinarily resident in or organized under the Applicable Laws of a territory that is the subject of comprehensive sanctions under Trade Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Russia or the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Territory”) or (b) directly or indirectly Controlled by such Persons.

“Schedules” means the schedules to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

11

“Seller Confidential Information” is defined in Section 7.05(b).

“Seller Protected Parties” is defined in Section 7.07(a).

“Seller Releasee” is defined in Section 9.12(a).

“Seller Releasor” is defined in Section 9.12(b).

“Sellers” is defined in the Preamble.

“Sellers’ Account” means a segregated account designated by Sellers in the Flow of Funds Memorandum.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Return” is defined in Section 7.01(b)(ii).

“Subordinated Notes” is defined in the Briscoe Credit Agreement.

“Support Obligations” means any and all guarantees, letters of credit, bonds, sureties, deposits and other credit assurances of a comparable nature (including cash posted as credit support) made or issued by or on behalf of a Seller or any of its Affiliates (other than the Company) for the benefit of the Company, the Project, or any Project Asset.

“Survey” means that certain ALTA/ACSM Land Title Survey executed on November 9, 2015 by Eric Brand R.P.L.S. No. 6414, Atwell LLC designated as Briscoe County Wind Farm, Job No. 15000809.

“Tax Information” is defined in Section 7.05(c).

“Tax Proceeding” means any audit, examination, contest, litigation or other action relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, real or personal property, production, severance, transportation, employment, payroll, escheatment and unclaimed property, franchise or other taxes imposed by any United States federal, tribal, state or local (or any foreign or provincial) Taxing Authority, including any interest, penalties or additions attributable thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity (or political subdivision thereof) that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

12

“Title Policies” means the Owner’s Policy of Title Insurance Issued as Policy No. O-5966-000020656 by Stewart Title Guaranty Company dated December 23, 2014 and Owner’s Policy of Title Insurance Issued as Policy No. O-5966-000112964 by Stewart Title Guaranty Company dated November 17, 2015.

“Trade Control Laws” means any applicable trade or economic or financial sanctions or embargoes, in each case enforceable under Applicable Law, Restricted Party lists issued by the respective Governmental Entities, and any similar Applicable Laws.

“Transaction Documents” means, collectively, this Agreement, the Interests Assignment and each other agreement, instrument, certificate or document executed or to be executed by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” means all sales, use, goods and services, value added, documentary, stamp, duty, gross receipts, excise, franchise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Working Capital Objection Resolution Date” is defined in Section 2.03(e).

Section 1.02 References and Construction.

(a) The headings of any article, section or subsection of this Agreement are for convenience only and shall in no way modify, interpret or construe the meaning of specific provisions of this Agreement. All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(c) Unless the context otherwise requires, the terms defined in this Agreement which refer to a particular agreement, instrument or document includes all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document; provided, that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(d) Unless the context otherwise requires, references to any Applicable Law shall be deemed to be references to such Applicable Law as amended, modified or supplemented from time to time, and shall be deemed to include all rules or regulations promulgated thereunder.

(e) The word “or” is not intended to be exclusive and shall be construed as meaning “and/or”. The word “includes” and its derivatives shall be construed as meaning “includes, but is not limited to” and corresponding derivative expressions.

(f) The Parties have participated jointly in negotiating and drafting this Agreement, and, in the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

13

(g) Except as otherwise provided in Section 9.01, whenever any action must be taken hereunder by a specified day or within a specified period, such time period shall conclude at 11:59 p.m. Eastern Time on such day or the last day in such period; provided, that if the last day in such period or the date specified, as the case may be, is not a Business Day, the applicable date or time period shall be extended until the next Business Day.

(h) Any reference to “days” (e.g., as a notice period or period of time for payment) shall mean calendar days unless the term “Business Days” is used.

(i) Words used or defined in the singular include the plural and vice versa.

(j) All nouns, pronouns and variations thereof shall be deemed to refer to the singular or plural as the context may require.

(k) Any liability of a Seller under this Agreement or any Transaction Document shall be on a several, and not joint or joint and several, basis with any other Seller.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Company Interests. On the terms and subject to the conditions in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Sellers, all of Sellers’ respective right, title and interest in and to the Company Interests, free and clear of all Liens other than Permitted Equity Liens.

Section 2.02 Closing Payment. On the Closing Date, Buyer shall pay by wire transfer of immediately available funds to Sellers or their designees in accordance with, and as set forth more specifically in, the Flow of Funds Memorandum, the Closing Payment. The “Closing Payment” shall equal (a) fifty-three million Dollars ($53,000,000.00), plus (b) if the Estimated Closing Net Working Capital Balance exceeds zero Dollars ($0), the Estimated Closing Net Working Capital Balance, minus (c) if the Estimated Closing Net Working Capital Balance is less than zero Dollars ($0), the absolute value of the Estimated Closing Net Working Capital Balance, minus (d) if the Closing Unpaid Indebtedness Amount exceeds zero Dollars, the Closing Unpaid Indebtedness Amount.

Section 2.03 Post-Closing Purchase Price Adjustment.

(a) Sellers have prepared and delivered the statement attached hereto as Exhibit F (such statement, the “Estimated Closing Net Working Capital Statement”), which sets forth Sellers’ good faith estimates and calculations, in accordance with the accounting policies, procedures and methodologies set forth on Exhibit E (the “Accounting Principles”), of (i) (1) the amount of the Current Assets as of the Closing Date and (2) the amount of the Current Liabilities as of the Closing Date in each case as determined without duplication (the difference between the amount set forth in the preceding clause (1) minus the amount set forth in the preceding clause (2), the “Estimated Closing Net Working Capital Balance”), (ii) (1) the amount of Indebtedness of the Company as of the Closing Date which, for the avoidance of doubt, does not include any Current Liabilities incorporated in the calculation of the Estimated Closing Net Working Capital Balance and (2) the amount of Indebtedness of the Company to be paid pursuant to the Payoff Letters concurrently with the Closing (the difference, if any, between the amount set forth in the preceding clause (1) minus the amount set forth in the preceding clause (2), the “Closing Unpaid Indebtedness Amount”) and (iii) based on such calculations, the Closing Payment. Sellers shall provide to Buyer reasonable supporting calculations, documents, working papers, and any other information in Sellers’ possession which is reasonably requested by Buyer in order to verify the Estimated Closing Net Working Capital Statement. On or prior to Closing, Sellers shall establish and fund the Sellers’ Account in an amount equal to seven hundred thousand Dollars ($700,000) or such lesser amount as may be agreed by the Parties which shall be used to make all payments (if any) which may be required to be made by Sellers pursuant to this Section 2.03.

14

(b) As promptly as practical, but in any event on or before the date that is ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a reasonably detailed statement (the “Actual Closing Net Working Capital Statement”) setting forth Buyer’s good faith calculation, in accordance with the Accounting Principles, of (1) the amount of Current Assets as of the Closing Date and (2) Current Liabilities as of the Closing Date in each case as determined without duplication (the difference between the amount described in the preceding clause (1), minus the amount described in the preceding clause (2), the “Actual Closing Net Working Capital Balance”). Buyer shall provide to Sellers reasonable supporting calculations, documents, working papers, and any other information reasonably requested by Sellers in order to verify the Actual Closing Net Working Capital Statement.

(c) The Actual Closing Net Working Capital Statement and the Actual Closing Net Working Capital Balance shall become final and binding upon the Parties at 5:00 p.m. Eastern Time on the thirtieth (30th) day following the date on which the Actual Closing Net Working Capital Statement was delivered to Sellers unless Sellers deliver written notice of disagreement with such Actual Closing Net Working Capital Statement (an “Objection Notice”) to Buyer prior to such date.

(d) If an Objection Notice is not delivered by the end of such thirty (30) day period or Sellers agree with the Actual Closing Net Working Capital Statement, then if (i) the Actual Closing Net Working Capital Balance is less than the Estimated Closing Net Working Capital Balance by fifty thousand Dollars ($50,000) or more, Sellers shall pay to Buyer the lesser of (x) the amount of such difference and (y) seven hundred thousand Dollars ($700,000), or (ii) the Actual Closing Net Working Capital Balance is greater than the Estimated Closing Net Working Capital Balance by fifty thousand Dollars ($50,000) or more, Buyer shall pay to Sellers’ Account the lesser of (x) the amount of such difference and (y) seven hundred thousand Dollars ($700,000). Such payment shall be made within ten (10) Business Days of the earlier of (i) the end of such thirty (30) day period or (ii) the date upon which Sellers agree with the Actual Closing Net Working Capital Statement, as applicable.

15

(e) If an Objection Notice is delivered to Buyer, then the Actual Closing Net Working Capital Statement (as updated in accordance with the resolution procedures set forth in this Section 2.03(e)) shall become final and binding upon Sellers and Buyer on the earlier of (i) the date Sellers and Buyer resolve in writing any differences they have with respect to the matters specified in the Objection Notice or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm (the “Working Capital Objection Resolution Date”). During the thirty (30) day period following the delivery of an Objection Notice, Sellers and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Objection Notice. If at the end of such thirty (30) day period, Sellers and Buyer have not resolved in writing the matters specified in the Objection Notice, Sellers and Buyer shall submit to the Accounting Firm only matters that remain in dispute. Sellers and Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The Accounting Firm’s decision shall be (x) based solely on written submissions by Sellers and Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) limited to whether calculations of amounts are in accordance with the Accounting Principles and the terms of this Agreement, and (z) final and binding on all of the Parties absent manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by any Party or smaller than the smallest value for such item claimed by any Party.

(f) Within ten (10) Business Days after the Working Capital Objection Resolution Date, if (i) the Actual Closing Net Working Capital Balance is less than the Estimated Closing Net Working Capital Balance by fifty thousand Dollars ($50,000) or more, Sellers shall pay to Buyer the lesser of (x) the amount of such difference and (y) seven hundred thousand Dollars ($700,000), or (ii) the Actual Closing Net Working Capital Balance is greater than the Estimated Closing Net Working Capital Balance by fifty thousand Dollars ($50,000) or more, Buyer shall pay to Sellers’ Account the lesser of (x) the amount of such difference and (y) seven hundred thousand Dollars ($700,000).

(g) During the period of time after the Closing Date through the Working Capital Objection Resolution Date, Buyer shall afford, and shall cause the Company to afford, to Sellers and their respective Representatives (including any accountants, counsel or financial advisers retained by Sellers in connection with the preparation of the Estimated Closing Net Working Capital Statement), with reasonable access, during normal business hours, and at no expense to Buyer, to the financial books and records of the Company and its respective Representatives (including the work papers of any accountants) solely to the extent such financial books and records are relevant to the preparation of the Actual Closing Net Working Capital Statement and Buyer’s calculation of the Actual Closing Net Working Capital Balance.

(h) The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.03 shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by Sellers and Buyer, such that the prevailing Parties pay the lesser proportion of such fees, costs and expenses.

16

Section 2.04 Tax Treatment. In accordance with Revenue Ruling 99-6 (situation 2), the transfer of the Company Interests by Sellers to Buyer shall be treated for federal income tax purposes: (a) for Sellers as a sale of partnership interests and (b) for Buyer as a purchase of all Assets of the Company immediately following a liquidating distribution of all the Assets of the Company to Sellers. Within sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Sellers a proposed schedule (the “Purchase Price Allocation Schedule”) to allocate the Purchase Price among the Company Interests and, further, in accordance with the tax principles of Section 1060 or Sections 743, 751 and 755 of the Code and the Treasury Regulations promulgated thereunder (and any comparable or similar provisions of applicable state and local Tax law), as the case may be, to allocate the portion of the Purchase Price allocated to the Company Interests among the separate classes of Assets of the Company. The Parties shall thereafter have thirty (30) days to negotiate a final Purchase Price Allocation Schedule; provided, that if the Parties are unable to agree in writing on a final Purchase Price Allocation Schedule within such thirty (30)-day period, Sellers and Buyer shall submit to the Accounting Firm only matters that remain in dispute. Sellers and Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.04 shall be borne by Sellers, on the one hand, and Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by Sellers and Buyer, such that the prevailing Parties pay the lesser proportion of such fees, costs and expenses. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by any Party or smaller than the smallest value for such item claimed by any Party. The Accounting Firm’s decision shall be (x) based solely on written submissions by Sellers and Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, and (y) final and binding for purposes of the Purchase Price Allocation Schedule on all of the Parties absent manifest error. In the event of any subsequent adjustment made to the Purchase Price pursuant to the terms of this Agreement, Sellers and Buyer agree to adjust the Purchase Price Allocation Schedule in a reasonable manner to reflect such adjustment.

ARTICLE III
CLOSING

Section 3.01 Time and Place of the Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement on the date hereof (the “Closing Date”). The Closing shall take place without the requirement of any Party being physically present at the Closing. Instead, each Party will participate in the Closing by delivery of its required documents electronically by exchange of PDF copies of executed documents under appropriate closing instructions, oral or written, or through its respective counsel or other agents. The Closing shall be deemed to be effective at 12:01 a.m., Eastern Time, on the Closing Date.

Section 3.02 Deliveries of Sellers at the Closing. At the Closing, and concurrently with the execution of this Agreement, Sellers shall deliver or cause to be delivered to Buyer the following:

(a) an Internal Revenue Service Form W-9 from each Seller (or, with respect to any Seller that is disregarded for U.S. federal income tax purposes, such Seller’s regarded owner(s));

17

(b) the Interests Assignment, duly executed by each Seller;

(c) evidence of resignations or removals, effective as of the Closing, of each individual who is currently a director, manager or officer of the Company appointed or designated to such positions by a Seller or its Affiliates and revocations of any powers of attorney issued by the Company (or by any Seller or any Affiliate on behalf of the Company), if any;

(d) a good standing certificate for the Company, dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State of Delaware;

(e) a certificate from each Seller, duly executed by an authorized representative of such Seller, setting forth and attesting to (i) such Seller’s authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and (ii) the incumbency and signature of each representative of such Seller executing this Agreement and each other agreement executed by such Seller pursuant hereto;

(f) the Payoff Letters, duly executed by the parties thereto, together with evidence reasonably satisfactory to Buyer that all mortgages, security interests and other Liens held by the applicable lender will be released, discharged and terminated concurrently with the Closing;

(g) the Juwi Consent, duly executed by the parties thereto; and

(h) evidence reasonably acceptable to Buyer that, for purposes of Section 26 of each BNSF License, BNSF Railway Company will agree to Buyer’s acquisition of the Company Interests upon receiving an executed copy of the Interests Assignment.

Section 3.03 Deliveries of Buyer at the Closing. At the Closing, and concurrently with the execution of this Agreement, Buyer shall deliver or cause to be delivered to Sellers (or their designees as set forth below) the following:

(a) the Closing Payment, by wire transfer of immediately available funds, in accordance with, and as set forth more specifically in, the Flow of Funds Memorandum;

(b) a copy of the Binder Agreement, duly executed by the parties thereto;

(c) the Interests Assignment, duly executed by Buyer;

(d) a good standing certificate for Buyer, dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or equivalent Governmental Entity in the state of formation of Buyer; and

(e) a certificate, duly executed by an authorized representative of Buyer, setting forth and attesting to (i) Buyer’s authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and (ii) the incumbency and signature of each representative of Buyer executing this Agreement and each other agreement executed by Buyer pursuant hereto.

18

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING SELLERS AND THE COMPANY INTERESTS

Each Seller, severally, and not jointly, and only with respect to itself, hereby represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the Closing Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date):

Section 4.01 Organization and Good Standing. Such Seller (i) is a limited liability company or corporation duly organized or incorporated, validly existing and in good standing under the laws of its state of organization or incorporation and (ii) has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Such Seller is duly qualified and in good standing to carry on its business where required by Applicable Law to be so qualified, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.02 Title to Company Interests.

(a) Immediately prior to Closing, (a) such Seller is the sole record and beneficial owner of all of the Company Interests reflected as being owned by it on Schedule 4.02(a). The Company Interests constitute all of the Equity Interests of the Company.

(b) Such Company Interests (i) have been and are duly authorized and validly issued and are fully paid and non-assessable, (ii) are owned by such Seller free and clear of all Liens, other than Permitted Equity Liens and (iii) have not been issued in violation of any conversion right, purchase or call option, right of first refusal, redemption right, repurchase right, subscription right, preemptive right or any other similar right, or restriction on transfer. Except as set forth in (i) the Briscoe Financing Documents which will be terminated at Closing and (ii) the Company’s Charter Documents, such Company Interests are not subject to any preemptive or other outstanding subscriptions, options, convertible securities, warrants, stock appreciation rights, calls or any other Contracts of any character (x) granting rights to purchase or otherwise acquire any of the Company Interests, (y) obligating such Seller to transfer any of the Company Interests or (z) obligating the Company to issue, any shares of capital stock, Equity Interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, Equity Interests or other securities of the Company.

(c) There are no (i) Equity Interests convertible into, exchangeable or exercisable for shares of Equity Interests or other securities of the Company, (ii) other than the Briscoe Financing Documents which will be terminated at Closing, bonds, debentures, notes or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of Equity Interests or other securities of the Company on any matter, or (iii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire the Company Interests.

19

(d) Except for (i) the Briscoe Financing Documents which will be terminated at Closing, (ii) the Company’s Charter Documents, and (iii) as otherwise set forth on Schedule 5.04, none of the Company Interests are subject to any voting trust agreement or other, registration rights agreement, pledge agreement, buy sell agreements, power of attorney or similar Contract, option, proxy, right of first refusal or preemptive right or understanding, including any Contract restricting voting, allocation and distribution rights or transfer rights of the Company Interests. There are no outstanding or authorized appreciation, phantom interests, profit participations or similar rights or commitments of any character providing economic benefits based, directly or indirectly, on the value or price of the Company Interests.

Section 4.03 Authority. Such Seller has all requisite limited liability company or corporate power and authority and has taken all limited liability company or corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller and constitutes (assuming due authorization, execution and delivery by Buyer and any other Persons a party thereto), a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a Proceeding at law or in equity) (the “Enforceability Exceptions”).

Section 4.04 Non-Contravention. Assuming the accuracy of the representations and warranties made by Buyer in Article VI, the execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, will not (i) violate or result in a breach of, or default under, any provision of such Seller’s Charter Documents, (ii) violate any Applicable Law which is applicable to such Seller, (iii) with or without notice, lapse of time or both, result in a violation or breach of, or an acceleration or termination of (or give rise to a right of termination, cancellation, or acceleration of any right or obligation) or default under, any material Contract to which such Seller is a party, (iv) except for notifications relating to changing any contact or notice information and as set forth on Schedule 5.04, require such Seller to obtain or make any consent, registration, approval, order or authorization of, or filing with or notice, declaration, registration or designation to, any Governmental Entity or any other Person, or (v) result in the creation or imposition of any Lien on the Company Interests (other than Permitted Equity Liens), except, in the case of clause (iii), which would not have a material adverse effect on such Seller’s ability to perform its obligations under, and consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

Section 4.05 Proceedings; Bankruptcy.

(a) There are no Proceedings pending or threatened in writing (or, to such Seller’s Knowledge, orally) against or affecting such Seller at law or in equity, by or before any Governmental Entity, and such Seller is not bound by any Order, in each case that would prevent, materially delay, or materially adversely affect such Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or to consummate the transactions contemplated hereby and thereby.

20

(b) Seller has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties. No court of competent jurisdiction has entered an Order, judgment or decree approving a petition filed against Seller seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief law, and no other liquidator has been appointed for Seller or of all or any substantial part of its properties.

Section 4.06 Brokers’ Fees. Other than any arrangements pursuant to which the fees and commissions thereunder will be paid in full on the Closing Date as detailed in the Flow of Funds Memorandum, neither such Seller nor the Company has entered into any arrangement with any Person that would obligate Buyer, any of its Affiliates, or the Company to pay any commission, brokerage fee, success fee, “finder’s fee” or other similar fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS REGARDING THE COMPANY

Each Seller, hereby severally, and not jointly, represents and warrants to Buyer that the statements contained in this Article V are true and correct as of the Closing Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date):

Section 5.01 Organization and Good Standing. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and (ii) has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to carry on its business where required by Applicable Law to be so qualified.

Section 5.02 No Subsidiaries. The Company has no subsidiaries and does not own or hold, beneficially or of record, any Equity Interests or other securities in any Person.

Section 5.03 Charter Documents. True, complete and correct copies of the Charter Documents of the Company in effect as of the Closing Date have been Made Available to Buyer, each of which is in full force and effect.

Section 5.04 Non-Contravention. Assuming the accuracy of the representations and warranties made by Buyer in Article VI, the execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which such Seller is a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, will not (i) violate or result in a breach of, or default under, any provision of any of the Company’s Charter Documents, (ii) violate any Applicable Law which is applicable to the Company, (iii) except as set forth on Schedule 5.04, requires the consent of any Person under, or with or without notice, lapse of time or both, result in a violation or breach of, constitute a default under, result in the acceleration or termination of, or give rise to any right of termination, cancellation, or acceleration of any right or obligation under, any Material Contract or Real Property Agreement, or (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any assets of the Company or any Lien (except for Permitted Equity Liens) on the Company Interests, except, in the case of clause (iii), which would not be materially adverse to the Company, taken as a whole.

21

Section 5.05 Proceedings; Bankruptcy.

(a) Other than as set forth on Schedule 5.05(a), there are no (i) material Proceedings pending or threatened in writing (or, to such Sellers’ Knowledge, orally) against the Company, at law or in equity, by or before any Governmental Entity, or (ii) outstanding Orders binding upon the Company or any of its Assets or the Project which would adversely affect in any material respect the Company or the Project.

(b) The Company has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its respective properties, nor has any such proceeding been commenced by any other Person against the Company. No court of competent jurisdiction has entered an Order, judgment or decree approving a petition filed against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency or other debtor relief law, and no other liquidator has been appointed for the Company or of all or any substantial part of its properties.

Section 5.06 Financial Statements; No Undisclosed Liabilities.

(a) True, correct and complete copies of (i) the audited balance sheet and income statement as of December 31, 2023 and December 31, 2024 of the Company and the related statements of operations, changes in members’ equity, if any, and cash flows for the years then ended (collectively, the “Audited Financial Statements”) and (ii) the unaudited balance sheet and income statement as of December 31, 2025 (the “2025 Balance Sheet Date”) and February 28, 2026 (the “Interim Balance Sheet Date”) of the Company (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are attached to Schedule 5.06(a).

(b) The Financial Statements (i) have been, except to the extent otherwise disclosed in the Financial Statements, prepared (x) from and accurately reflect in all material respects the books and records of the Company and (y) in accordance with GAAP applied on a consistent basis and without modification throughout the periods presented, subject, in the case of the Interim Financial Statements, to normal (in amount and nature) and recurring period-end adjustments and the absence of footnotes, (ii) are correct and complete in all material respects as of the date thereof, and (iii) fairly present in all material respects the financial position of the Company as of the date thereof and the results of operations, income and cash flows for the period indicated, subject to the absence of notes and normal (in amount and nature) and recurring fiscal year-end adjustments.

22

(c) Since the 2025 Balance Sheet Date, (i) the Company has operated in the ordinary course of its business and (ii) there has not been a Material Adverse Effect.

(d) The Company does not have any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured, due or to become due or otherwise that would be required to be set forth or reserved against in a balance sheet prepared in accordance with GAAP except Liabilities (i) that are specifically and accurately set forth, reflected, disclosed or reserved against in the Financial Statements, (ii) incurred in connection with this Agreement or the transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, (x) material in amount or impact on the operations or financial condition of the Company, or (y) attributable to any material breach, non-compliance, or violation of any Contract or Applicable Law, (iv) will be discharged or paid off concurrently with the Closing, (v) constitute Current Liabilities taken into account in the Estimated Closing Net Working Capital Statement or (vi) are disclosed on Schedule 5.06(d).

Section 5.07 Tax Matters.

(a) All income Tax Returns and other material Tax Returns required under any Applicable Law to have been filed by, or with respect to, the Company, on or prior to the Closing Date, have been filed (taking into account valid extensions), and all Tax Returns that have been filed by, or with respect to, the Company are accurate and complete in all material respects.

(b) All Taxes required under any Applicable Law to have been paid by, or with respect to, the Company, on or prior to the Closing Date, have been paid.

(c) The Company has not received any written notice of any currently pending Proceeding for the assessment or collection of any Taxes.

(d) There are no Liens (other than Permitted Liens) for Taxes against any Assets of the Company.

(e) No claim that is currently unresolved has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation in such jurisdiction.

(f) No Tax Proceeding with respect to Taxes of the Company is pending or, to Sellers’ Knowledge, being threatened.

(g) The Company has materially complied with its obligations under Applicable Law to deduct, withhold and timely pay to the appropriate Taxing Authority all Taxes required under Applicable Law to have been deducted, withheld or paid in connection with amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other third party, and the Company has materially complied with all reporting and record keeping requirements under Applicable Law in respect of Taxes.

23

(h) (i) There is not currently in effect a waiver extending the statutory period of limitations applicable to any material Tax imposed on the Company nor (ii) has the Company agreed to any extension of time with respect to a Tax assessment or deficiency which extension is currently in effect (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(i) The Company is treated as a partnership for U.S. federal income tax purposes.

(j) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Notwithstanding anything else to the contrary in this Agreement, the representations and warranties in this Section 5.07 are the sole representations and warranties in this Agreement with respect to Tax matters of Sellers or the Company. The representations and warranties in this Section 5.07 are made only with respect to Tax periods (or the portion thereof) ending on or prior to the Closing Date and shall not be construed as a representation or warranty with respect to any Taxes of Buyer or its Affiliates (including the Company) attributable to any Tax period (or portion thereof) beginning after the Closing Date or any Tax positions taken by Buyer or its Affiliates (including the Company) in any Tax period (or portion thereof) beginning after the Closing Date.

Section 5.08 Contracts.

(a) The following Contracts in force as of the Closing Date and to which the Company is a party or by which the Company or the Project Assets are bound (excluding (1) any Transaction Document, (2) any Permit, (3) any Real Property Agreement, and (4) the Briscoe Financing Documents, the Subordinated Notes, and each other Contract which is being terminated in accordance with this Agreement on or before the Closing Date) are referred to, collectively, as the “Material Contracts”:

(i) Contracts for the purchase, exchange, sale or delivery of electric energy, Environmental Attributes, capacity, ancillary services or other similar attributes from the Project, other than Contracts to sell any of the foregoing via spot transactions or on a merchant basis;

(ii) Contracts in respect of shared transmission or shared interconnection facilities for the Project;

(iii) Contracts for the interconnection of the Project to the grid or scheduling, distribution, or transmission of electricity from the Project;

(iv) Contracts for operation and maintenance services for the Project that are material to the operation and maintenance of the Project;

24

(v) Contracts for administrative, management or other back-office services for the Project that are material to the administration and management of the Project;

(vi) Contracts for the supply of turbines, transformers, inverters, or other major equipment for the Project with a value in excess of three hundred fifty thousand Dollars ($350,000) under which the period for the Company to make warranty claims has not expired;

(vii) other than Contracts for supply or procurement of equipment or the sale of electric energy, Environmental Attributes, capacity, ancillary services or other similar attributes from the Project via spot transactions or on a merchant basis, Contracts which provide for future payments to or from the Company in excess of two hundred fifty thousand Dollars ($250,000) in any calendar year or five hundred thousand Dollars ($500,000) in the aggregate during the remaining term of such Contract;

(viii) Contracts pursuant to which the Company has created, incurred, assumed or guaranteed any Indebtedness;

(ix) Contracts pursuant to which the Company has created, incurred, assumed or guaranteed any capitalized lease obligations;

(x) Contracts pursuant to which the Company provides any surety, pledge, guaranty, bond, letter of credit or other credit support;

(xi) Contracts (A) for the sale of any Project Asset or (B) that grant a Third Party a right or option to purchase any Project Asset, other than, in each case, Contracts for the sale of electric energy, Environmental Attributes, capacity, ancillary services or other similar attributes from the Project via spot transactions or on a merchant basis or any other Contracts entered into in the ordinary course of business relating to Project Assets with a value of less than two hundred fifty thousand Dollars ($250,000) individually;

(xii) Affiliate Contracts;

(xiii) Contracts for financial commodity, currency or interest rate hedging arrangements or financial commodity purchase and sale Contracts, including any outstanding futures, swap, collar, put, call, floor, cap, option or other similar Contract;

(xiv) Contracts for Tax abatements or to make payments in lieu of Taxes;

(xv) Contracts creating, forming or governing a partnership, joint venture, joint development, limited liability company or similar arrangement with a third party of which the Company is a party, partner or member, including any arrangement or agreement to share profits, losses, costs or liabilities with any other Person (other than the Charter Documents of the Company);

(xvi) Contracts with any Governmental Entity;

25

(xvii) each non-competition, non-interference, non-solicitation or similar Contract that purports to limit in any material respect the ability of the Company from operating or doing business in any line of business or geographical location;

(xviii) Contracts that are employment agreements between the Company and any employee;

(xix) any Contract pursuant to which the Company is granting or being granted any Intellectual Property license which is material to the business of the Company as currently being conducted (excluding Contracts pursuant to which the Company is receiving services and is granting Intellectual Property licenses in the ordinary course of business in connection with the receipt of such services); and

(xx) Contracts the purpose of which is the settlement, release, compromise or waiver by the Company of any material rights or claims it has against any other Person or any liabilities of any other Person to the Company.

(b) Sellers have Made Available to Buyer true, correct and complete copies of all Material Contracts, including any amendments, supplements, waivers and change orders thereto.

(c) Each Material Contract is (i) a valid and binding agreement of the Company and, to Sellers’ Knowledge, each other party thereto, (ii) in full force and effect, and (iii) enforceable against the Company in accordance with its terms and, to Sellers’ Knowledge, each other party thereto, except in each case to the extent that enforceability may be limited by the Enforceability Exceptions.

(d) Except as set forth on Schedule 5.08(d), neither the Company nor, to Sellers’ Knowledge, any other party thereto, is in material breach or material default under any Material Contract.

(e) Except as set forth on Schedule 5.08(e), (i) the Company has not received nor made any written claim for indemnification or liquidated damages pursuant to any Material Contract which remains outstanding and (ii) there are no past due material monetary obligations of the Company under any Material Contract that remains unpaid.

(f) To Sellers’ Knowledge, no event, act, circumstance or condition exists (including a force majeure event), which, with notice or the lapse of time or both, would reasonably be expected to result in a right of any Person to terminate, amend, modify, accelerate, suspend or revoke any Material Contract or constitute a material breach of any Material Contract, except where the exercise of any such right or material breach of such Material Contract would not reasonably be expected to be materially adverse to the Company. No Person has exercised or threatened to exercise in writing (or to Sellers’ Knowledge, orally) any right of termination, cancellation or non-renewal of any Material Contract.

26

Section 5.09 Real Property; Project Assets.

(a) The Company does not own in fee any real property. The Company has good and indefeasible title, whether in lease, easement or otherwise, to all Real Property, free and clear of all Liens other than Permitted Liens. Neither the Company nor Sellers have received written notice of any actual or pending Proceedings of condemnation and, to Sellers’ Knowledge, there are no Proceedings of condemnation threatened in writing with respect to any of the Real Property.

(b) Sellers have Made Available to Buyer copies of all Real Property Agreements in their possession. No Real Property Agreement that has not been Made Available to Buyer contains any provision that would affect, in any material adverse respect, the operation of the Project, in accordance with past practice, after the Closing Date. Each Real Property Agreement constitutes a valid, binding and enforceable obligation of the Company and, to Sellers’ Knowledge, each other party thereto, except in each case to the extent that enforceability is limited by the Enforceability Exceptions.

(c) The operation of the Project complies in all material respects with all recorded third-party restrictions, covenants, and easements affecting the Real Property, as disclosed in the Title Policies and the Survey.

(d) Except as set forth on Schedule 5.09(d), (i) neither the Company nor, to Sellers’ Knowledge, any other party thereto, is in material default or material breach of or under any Real Property Agreement and (ii) to Sellers’ Knowledge, no condition exists, which, with notice or lapse of time or both, would constitute a material default or material breach by the Company under any Real Property Agreement.

(e) Except for Permitted Liens or as otherwise provided in the Real Property Agreements, the Company has not subleased or otherwise granted to any Person any right or option to use or occupy any portion of the Real Property which has a material and adverse effect on Company’s use of such Real Property as currently being used for the Project. Except as set forth on Schedule 5.09(e), the Company has not received nor made any written indemnification claim pursuant to any Real Property Agreement which remains outstanding.

(f) Sellers have Made Available to Buyer true, accurate and complete copies of the Title Policies and Survey.

(g) The Company is the sole owner of the Project and has good and marketable title to, or otherwise has the right to use pursuant to a valid and binding Contract, all of its material tangible Project Assets, free and clear of all Liens (other than Permitted Liens). The Project Assets constitute, all of the material properties, Assets, rights and Contracts used to operate the Project as operated. The material tangible Project Assets (x) are, except as set forth on Schedule 5.09(g), in all material respects in good working order, condition and repair, and capable of being used for their intended purposes (ordinary wear and tear excepted), and are usable in the ordinary course of business; and (y) have been maintained in a manner consistent with prudent industry practices in all material respects.

27

Section 5.10 Permits. (a) The Company possesses all material Permits which are required under Applicable Law (including Environmental Laws) to conduct the business of the Company as currently being conducted (the “Required Permits”) and (b) each such Required Permit is final and in full force and effect and the Company is in compliance in all material respects with all such Required Permits. Sellers have Made Available to Buyer true, correct and complete copies of all discretionary Required Permits and any amendments, modifications, or supplements thereto. Except as set forth on Schedule 5.10, neither the Company nor Sellers have received any written (or Sellers’ Knowledge, oral) notice, which remains uncured, from any Governmental Entity of any violation or suspension, revocation, adverse modification, withdrawal, or enjoinment of any Required Permit or seeking to suspend, revoke, adversely modify, withdraw or enjoin any Required Permit, and to Sellers’ Knowledge, there are no current facts, circumstances or conditions that would reasonably be expected to result in the termination, non-renewal, revocation or material adverse modification of any Required Permit.

Section 5.11 Compliance with Laws. Except as set forth on Schedule 5.11, the business and operations of the Company and of the Project are, and have since May 4, 2023 been conducted, in compliance in all material respects with all Applicable Laws and Orders. Neither Sellers nor the Company have received any written (or to Sellers’ Knowledge, oral) notice, which remains uncured, from any Governmental Entity alleging that the Company or the Project is in violation of, default under, or under investigation with respect to, any Applicable Law and the Company has not received any written demand letter, administrative inquiry, or formal or informal complaint or claim from any Governmental Entity which remains unresolved, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 5.12 Employee and Benefit Plan Matters.

(a) The Company does not have, nor has ever had, any employees. The Company has no Liabilities with respect to any employees of any Seller or any of their respective Affiliates.

(b) The Company does not maintain, sponsor, contribute to or have any Liability (whether actual or contingent) with respect to, and has never maintained, sponsored, contributed to or had any Liability (whether actual or contingent) with respect to, any Benefit Plan. The Company does not have any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(c) The Company does not contribute to or have an obligation to contribute to, or have any actual or potential liability in respect of, (i) a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) There does not now exist, nor, to Sellers’ Knowledge, do any circumstances exist that could be expected to result in, any Liability under or with respect to (i) Title IV of ERISA, (ii) Sections 302 and 502 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) any Benefit Plan, or (v) any voluntary employees’ beneficiary association (as described in Section 501(c)(9) of the Code), in each case, that could be a Liability of the Company following the Closing Date. There does not now exist, nor, to Sellers’ Knowledge, do any circumstances exist that could be expected to result in, any Liability for failure to comply with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code and Section 701, et seq. of ERISA and Subtitle K of the Code that could be a Liability of the Company following the Closing Date.

28

Section 5.13 Environmental.

(a) The business and operations of the Company are, and at all times since August 16, 2021 has been, in compliance in all material respects with all Environmental Laws.

(b) None of Sellers or the Company or any of their respective Affiliates has received any written (or, to Sellers’ Knowledge, oral) notice from any Governmental Entity alleging that the Company or the Project is in violation of, or has incurred any material Liability under, any Environmental Law, that remains unresolved in any material respect.

(c) Since August 16, 2021, neither the Company nor, to Sellers’ Knowledge, any other Person has Released, handled, stored, transported, disposed of, or arranged for transportation or disposal of, any Hazardous Substance at, to or from the Real Property subject to the Leases in material violation of any Environmental Law.

(d) Except as set forth in the Material Contracts, the Company has not assumed, whether by contract or, to Sellers’ Knowledge, operation of law, any Liabilities or obligations of any other Person under Environmental Law.

(e) Except as set forth in the Permits, neither the Company nor the Project is subject to any Orders of any Governmental Entity for which any material obligation is pending, or any material Liability remains outstanding, under any Environmental Laws.

(f) No Proceeding under Environmental Laws is pending or threatened in writing (or, to Sellers’ Knowledge, orally) against the Company or, to Sellers’ Knowledge, the Real Property subject to the Leases that would reasonably be expected to have a material adverse impact on the Company or the Project.

Section 5.14 Intellectual Property. The Company owns or has a valid license or other valid rights to use all material Intellectual Property that is necessary to conduct its business (including the ownership, operation or routine maintenance of the Project). The Company’s conduct of its business in the ordinary course does not misappropriate or infringe on the Intellectual Property of any other Person, except and to the extent as would not, individually or in the aggregate, be material to the Company. There is no Proceeding pending or threatened in writing (or, to Sellers’ Knowledge, orally) alleging that the Company is misappropriating or infringing on any Intellectual Property of any Person. To Sellers’ Knowledge, no Person is misappropriating or infringing on the Intellectual Property of the Company in any material respect.

29

Section 5.15 Contracts with Sellers and Their Affiliates; Intercompany Accounts. Schedule 5.15 sets forth a true, correct and complete list of each Affiliate Contract in effect as of the Closing Date. Except for the Affiliate Contracts, no Seller nor any of its Affiliates or any manager, officer, employee, director or member of any Seller or any of its Affiliates (i) is a party to any Contract or transaction with the Company with ongoing obligations or (ii) has any economic interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Project or the Company. Except as set forth on Schedule 5.15, all Intercompany Accounts have been settled or transferred in accordance with Section 7.08 and the Company, on the one hand, and Sellers and their Affiliates (other than the Company), on the other hand, do not have any further liability to one another in respect of such Intercompany Accounts.

Section 5.16 Support Obligations. Schedule 5.16 sets forth a true, correct and complete list of all Support Obligations outstanding and issued by, on behalf or for the benefit of or otherwise relating to the Company and the Project. True, correct and complete copies of all Support Obligations have been Made Available to Buyer and such Support Obligations constitute all of the credit support and assurance that the Company is required by any Applicable Law or Contract to provide as of the Closing Date.

Section 5.17 Indebtedness. Other than pursuant to the Briscoe Financing Documents and Subordinated Notes (which will be terminated, and all underlying Liens will be released, at the Closing), the Company has no Indebtedness.

Section 5.18 Insurance. Schedule 5.18(a) sets forth all of the Insurance Policies (including policy numbers) maintained by the Company, Sellers or Affiliates of Sellers with respect to the Company and the Project (excluding, for the avoidance of doubt, any Insurance Policies maintained by Sellers or their Affiliates that are not primarily intended to provide insurance to the Project or the Company). All such Insurance Policies are valid and binding and in full force and effect. Except as set forth on Schedule 5.18(b), there are no material unpaid claims, pending claims, premiums or unrepaired casualties under any such Insurance Policy. None of the Sellers, their respective Affiliates, nor the Company has received any written notice from the insurers under such Insurance Policies terminating or not renewing any such policy or disclaiming, or materially altering coverage under such Insurance Policies. The Insurance Policies set forth on Schedule 5.18(a) satisfy in all material respects the requirements under the applicable Material Contracts and Applicable Law to maintain insurance in connection with the Project.

Section 5.19 FERC Regulatory Status. The Company is (i) an Exempt Wholesale Generator, (ii) registered as a “Power Generation Company” with the PUCT, (iii) registered with ERCOT as a “Resource Entity” and shall have designated a “Qualified Scheduling Entity” in accordance with ERCOT requirements, and (iv) registered with NERC as a “Generator Owner” and “Generator Operator.”

Section 5.20 Bank Accounts and Officers. Schedule 5.20 contains a true, correct and complete list of (a) each individual who is a director, manager, or officer of the Company, (b) the names and locations of each bank account and safe deposit box of the Company and (c) persons authorized to sign checks drawn on such accounts.

30

Section 5.21 Compliance with Anti-Corruption Laws.

(a) None of the Company, nor any of its members acting in their capacities as such, nor to Sellers’ Knowledge, any of its current or former officers, directors, representatives, or employees (in each case acting in their capacities as such) have, in the last five (5) years, (a) whether directly or indirectly, made, offered, promised or authorized any unlawful payment, contribution, entertainment, promise, gift or other advantage to or for the use or benefit of any representative or agent of any Governmental Entity where that payment, gift, promise, or other advantage would violate the Anti-Corruption Laws or (b) violated Anti-Corruption Laws or Trade Control Laws. None of the Company, nor any of its members acting in their capacities as such, nor, to Sellers’ Knowledge, any of its current or former officers, directors, representatives, or employees (in each case acting in their capacities as such) have, in the last five (5) years, made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of the Anti-Corruption Laws. Neither the Company, nor its members acting in their capacities as such, nor, to Sellers’ Knowledge, any of its current or former officers, directors, employees, or representatives (in each case acting in their capacities as such) are the subject of any written allegation, investigation, prosecution or other enforcement action related to the Anti-Corruption Laws or any other similar Applicable Laws.

(b) None of the Company, nor its members, nor, to Sellers’ Knowledge, its current officers, directors, employees or representatives (in each case acting in their capacities as such) is a Restricted Party.

(c) The Company, or its Affiliate on behalf of the Company, maintains (i) policies and procedures reasonably designed to cause the Company to comply with Anti-Corruption Laws and Trade Control Laws and (ii) internal controls to reasonably ensure that the Company’s transactions are accurately recorded and reported in their books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged.

Section 5.22 Exclusivity of Representations. The representations and warranties made by Sellers in Article IV and this Article V of this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by or on behalf of the Company, Sellers or their respective Affiliates or Representatives in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and no Person other than any Seller is or was authorized to make any express or implied representation or warranty in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the accuracy or completeness thereof or any omissions therefrom. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV and this Article V of this Agreement and the other Transaction Documents, (a) the Company Interests, the Company, the Project and the Project Assets are being sold by Sellers and acquired by Buyer on an “as is” and “where is” basis, (b) none of Sellers, their Affiliates (including the Company) or their respective Representatives makes or has made, directly or indirectly, any representation or warranty, whether express, statutory, implied, written, oral or otherwise, regarding any Seller, the Company Interests, the Company, the Project, the Project Assets or the transactions contemplated by this Agreement and the other Transaction Documents, and (c) each Seller, for itself and on behalf of its Affiliates (including the Company) and its and their respective Representatives, hereby expressly disclaims any and all representations and warranties, whether express, statutory, implied, written, oral or otherwise, including with respect to the accuracy or completeness thereof or any omissions therefrom, regarding (i) any Seller, the Company Interests, the Company, the Project, the Project Assets, or the transactions contemplated by this Agreement and the other Transaction Documents, (ii) the liabilities, operations, title, value, quality, condition, merchantability, usage, suitability, sufficiency, non-infringement, workmanship, fitness for any particular purpose or conformity to models or samples of materials of the Project Assets or absence of defects therein or compliance with and liabilities arising under Applicable Law, (iii) any financial information, models, projections, forecasts or other forward-looking statements, whether provided orally or in writing, in any information memoranda, overview, summary, management presentation, data room or any other form, or (iv) the suitability of the Project for operation as a site for the development of any new, additional, or replacement generation or storage capacity. Nothing in this Section 5.22 shall preclude Buyer from making any claim against any Seller for Fraud, or exculpate any Seller from Fraud, in each case in the making by such Seller of the representations and warranties set forth in Article IV and V of this Agreement or the representations and warranties by such Seller in other Transaction Documents.

31

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article VI are true and correct as of the Closing Date (except where a representation or warranty is made herein as of a specified date, in which case as of such date):

Section 6.01 Organization and Good Standing. Buyer is (i) validly existing and in good standing under the laws of its state of organization or incorporation and (ii) has all requisite limited liability company or corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Buyer is duly qualified and in good standing to carry on its business where required by Applicable Law to be so qualified, except where the failure to be so qualified and in good standing would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.02 Authority. Buyer has all requisite limited liability company or corporate power and authority and has taken all limited liability company or corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes (assuming due authorization, execution and delivery by Sellers and any other Persons a party thereto, as applicable), a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 6.03 Non-Contravention. Assuming the accuracy of the representations and warranties made by Seller in Article IV and Article V, the execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, will not (i) violate or result in a breach of, or default under, any provision of Buyer’s Charter Documents, (ii) with or without notice, lapse of time or both, result in a violation or breach of, or an acceleration or termination of (or give rise to a right of termination, cancellation, acceleration or other change of any right or obligation) or a default under, any material Contract to which Buyer is a party, (iii) except as set forth on Schedule 6.03, require Buyer to obtain or make any consent, registration, approval, order or authorization of, or filing with or notice, declaration, registration or designation to, any Governmental Entity or any other Person, or (iv) violate any Applicable Law, except, with respect to clause (ii), where such violation or breach would not have a material adverse effect on Buyer or Buyer’s ability to consummate the transactions contemplated by this Agreement and each other Transaction Document to which Buyer is a party.

32

Section 6.04 Proceedings. There are no Proceedings pending or threatened in writing against Buyer at law or in equity, by or before any Governmental Entity, and Buyer is not bound by any Order, in each case that could prevent, materially delay, or materially adversely affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Document to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby.

Section 6.05 Financing. Buyer has cash on hand or credit available sufficient to (a) pay the Purchase Price, (b) pay any and all fees and expenses required to be paid by Buyer in connection with the transactions contemplated hereby and by each other Transaction Document to which Buyer is a party and (c) satisfy all of Buyer’s other payment obligations required to be paid in connection with the Closing. Buyer acknowledges that receipt or availability of funds, credit, or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder.

Section 6.06 Restricted Securities. Buyer understands that the Company Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Company Interests will be characterized as “restricted securities” under federal securities laws, that under such laws and applicable regulations the Company Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that no market may exist for the resale of the Company Interests.

Section 6.07 Accredited Investor; Investment Intent. Buyer is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act. Buyer is acquiring the Company Interests for its own account, as an investment only, and not with a view to sell, transfer, distribute or otherwise dispose of all or any part thereof to any other Person, except in compliance with applicable federal and state securities laws.

Section 6.08 Brokers. Neither Buyer nor its Affiliates has entered into any arrangement with any Person that would obligate Sellers or their Affiliates to pay any commission, brokerage fee, success fee, “finder’s fee” or other similar fees or commissions in connection with the transactions contemplated by this Agreement or the other Transaction Documents to which Buyer is a party.

Section 6.09 Solvency. Assuming the accuracy of the representations and warranties set forth in Article IV and Article V, upon giving effect to the transactions contemplated by this Agreement and the Transaction Documents, each of Buyer and its subsidiaries (including the Company) will be able to pay their respective debts as such debts become due, will have capital sufficient to carry out their respective businesses as now contemplated and will own property having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay their respective debts and other obligations as the same mature and become due.

33

Section 6.10 Tax Matters.

(a) Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(b) Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is not a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code and will not otherwise cause any of the property of the Company to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

Section 6.11 Qualifications. Buyer is not a “public utility” under the FPA. Buyer is not a “holding company” under the PUHCA or FPA.

Section 6.12 No Foreign Control. No foreign Person directly or indirectly “controls” Buyer within the meaning of 31 C.F.R. Part 800.204.

Section 6.13 No PUCT Filing. No filing with or approval from the PUCT is required in order for Buyer to acquire the Company Interests in accordance with this Agreement.

Section 6.14 Lone Star Infrastructure Protection Act. Buyer is not owned by, and the majority of the stock or other ownership interest of Buyer is not held or controlled by (a) individuals who are citizens of China, Iran, North Korea, Russia, or a designated country under and as defined in the Lone Star Infrastructure Protection Act, TEX. BUS. & COM. CODE § 113.003 or (b) a company or other entity, including a Governmental Entity, that is owned or controlled by citizens of, or is directly controlled by the government of, China, Iran, North Korea, Russia, or a designated country under and as defined in the Lone Star Infrastructure Protection Act, TEX. BUS. & COM. CODE § 113.003. Buyer is not headquartered in China, Iran, North Korea, Russia, or a designated country under and as defined in the Lone Star Infrastructure Protection Act, TEX. BUS. & COM. CODE § 113.003.

Section 6.15 Buyer’s Reliance.

(a) Buyer (i) is a sophisticated investor and, with the assistance of Buyer’s Representatives, has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company, the Project, the Project Assets and the transactions contemplated by this Agreement and the other Transaction Documents, (ii) has been furnished with or given adequate access to such information about the Company, the Project, the Assets and the transactions contemplated by this Agreement and the other Transaction Documents as it has requested, (iii) to the extent it has deemed appropriate, has addressed in this Agreement any and all matters arising out of its inquiry and investigation into, and the information provided to it concerning, the Company, the Project, the Project Assets and the transactions contemplated by this Agreement and the other Transaction Documents, and (iv) in determining to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, has not relied on any statements or information other than the representations and warranties expressly set forth in Article IV and Article V of this Agreement and in the other Transaction Documents.

34

(b) Buyer acknowledges and agrees that none of Sellers, their Affiliates (including the Company) or their respective Representatives has made, nor will any of them be deemed to have made (and Buyer, its Affiliates and its and their Representatives have not relied upon), any representation, warranty, covenant or agreement, whether express or implied, including with respect to the accuracy or completeness thereof, with respect to Sellers, the Company, the Project, the Project Assets or the transactions contemplated by this Agreement and the other Transaction Documents, other than those expressly set forth in Article IV and Article V of this Agreement and in the other Transaction Documents. Buyer further acknowledges and agrees that none of Sellers, their Affiliates (including the Company) or any other Person (including any Representative of Sellers or their respective Affiliates (including the Company)) shall have or be subject to any liability to Buyer or any other Person resulting from Buyer’s use of any information, documents or materials, including any financial information, models, projections, forecasts or forward-looking statements Made Available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in connection with the transactions contemplated hereby and the other Transaction Documents.

(c) Buyer understands the speculative nature of an investment in the Company. Buyer acknowledges and agrees that it can bear the economic risk of its investment in the Company, could afford a complete loss of such investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.

Section 6.16 Compliance with Anti-Corruption Laws.

(a) None of Buyer, nor any of its members acting in their capacities as such, nor to Buyer’s knowledge, any of its current or former officers, directors, representatives, or employees (in each case acting in their capacities as such) have, in connection with the transactions contemplated by this Agreement, (a) whether directly or indirectly, made, offered, promised or authorized any unlawful payment, contribution, entertainment, promise, gift or other advantage to or for the use or benefit of any representative or agent of any Governmental Entity where that payment, gift, promise, or other advantage would violate the Anti-Corruption Laws or (b) violated Anti-Corruption Laws or Trade Control Laws. None of Buyer, nor any of its members acting in their capacities as such, nor, to Buyer’s knowledge, any of its officers, directors, representatives, or employees (in each case acting in their capacities as such) have, in connection with the transactions contemplated by this Agreement, made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of the Anti-Corruption Laws. Neither Buyer, nor its members acting in their capacities as such, nor, to Buyer’s knowledge, any of its current or former officers, directors, employees, or representatives (in each case acting in their capacities as such) are the subject of any written allegation, investigation, prosecution or other enforcement action related to the Anti-Corruption Laws or any other similar Applicable Laws.

35

(b) None of Buyer, nor its members, nor, to Sellers’ Knowledge, its current officers, directors, employees, or representatives (in each case acting in their capacities as such) is a Restricted Party.

(c) Buyer or its Affiliate on behalf of Buyer maintains (i) policies and procedures reasonably designed to cause Buyer to comply with Anti-Corruption Laws and Trade Control Laws and (ii) internal controls to reasonably ensure that Buyer’s transactions are accurately recorded and reported in their books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.01 Tax Matters.

(a) If each Seller has delivered to Buyer a properly completed and duly executed Internal Revenue Service Form W-9, Buyer shall not deduct or withhold any amounts otherwise payable to Sellers pursuant to this Agreement for backup withholding or any similar withholding Taxes.

(b) (i) Sellers, at their sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for any Pre-Closing Date Tax Period required to be filed after the Closing Date (each such return, a “Pre-Closing Date Tax Return”) and (ii) Buyer, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for any Straddle Period (each such return, a “Straddle Period Return”), in each case in accordance with the Charter Documents of the Company and consistent with the past practices of the Company unless otherwise agreed by Buyer and Seller. Sellers shall be responsible for all Taxes in respect of any Pre-Closing Date Tax Period and the Taxes for the pre-Closing portion of the Straddle Period, in each case.

(c) For purposes of any other relevant provisions of this Agreement, the amount of Taxes of the Company attributable to the portion of the Straddle Period ending on the Closing Date shall be (i) in the case of real, personal and intangible property Taxes and any other Taxes levied on a similar basis, equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (ii) in the case of all other Taxes, computed based on an interim closing of the books as of the close of business on the Closing Date; provided, that any exemptions, deductions or credits relating to a Straddle Period that are calculated on an annual or other periodic basis shall be apportioned on a pro rata, per diem basis.

(d) Sellers shall be entitled to all Tax refunds (including interest thereon) and credits (including PTCs) with respect to the Company attributable to any Pre-Closing Date Tax Period or to that portion of the Straddle Period that ends on the Closing Date. Buyer shall pay to Sellers any such refund or credit within fifteen (15) days after receipt or entitlement thereto by Buyer. Buyer shall, and shall cause the Company to, use commercially reasonable efforts to obtain a refund or credit of any Tax of the Company attributable to a period ending prior to the Closing Date or that portion of the Straddle Period ending on the Closing Date or to mitigate, reduce, or eliminate any such Tax that could be imposed for a period ending prior to the Closing Date or that portion of the Straddle Period ending on the Closing Date.

36

(e) Each Party shall, and shall cause its Affiliates (in the case of Buyer) or its controlled Affiliates (in the case of Sellers) to, provide to the other Parties such cooperation, documentation and information as any of them reasonably may request in (i) preparing and filing any Tax Return, amended Tax Return or claim for credit or refund, (ii) determining a liability for Taxes or a right to a Tax credit or refund, or (iii) conducting any Tax Proceeding. Such cooperation, documentation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other relevant information that any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its own cost and expense to provide an explanation of any documents or information so provided.

(f) None of Buyer or any of its Affiliates (including the Company) shall take any of the following actions, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed): (i) make any Tax election, or change in Tax accounting period or method, that would have an effective date on or prior to the Closing Date or affect Taxes for any Seller, (ii) amend any Tax Return for a Pre-Closing Date Tax Period, (iii) initiate or execute any voluntary disclosure agreement or similar agreement with any Taxing Authority with respect to a Pre-Closing Date Tax Period, or (iv) extend the statute of limitations with respect to any Tax Return filed with respect to the Company for any Pre-Closing Date Tax Period.

(g) Notwithstanding anything to the contrary in this Agreement, for any Tax Proceeding with respect to Taxes or Tax Returns of the Company for Pre-Closing Date Tax Periods for which the Partnership Tax Audit Rules apply, Sellers, and any “partnership representative” and/or “designated individual” of the Company shall take any actions necessary to make a timely and proper election under Section 6226(a) of the Code (and any corresponding elections under state and local law) to treat a “partnership adjustment” as an adjustment to be taken into account by each partner/member of the Company (including former partners/members) in accordance with Section 6226(b) of the Code (and any corresponding rules under applicable state and local law).

37

Section 7.02 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Buyer shall be solely responsible for any Transfer Taxes imposed on or payable in connection with the transactions contemplated by this Agreement and the other Transaction Documents. Buyer shall, at its own expense, file all required Tax Returns and other documentation required to be filed under Applicable Law with respect to such Transfer Taxes and pay such Transfer Taxes, in each case within the time and manner required by Applicable Law. If required by Applicable Law, Sellers shall, and shall cause their respective controlled Affiliates to, join in the execution of any such Tax Returns and other such documentation.

Section 7.03 Insurance Matters. From and after the Closing Date (a) the Company shall cease to be insured by, have access or availability to, be entitled to make claims on, or be entitled to claim benefits or seek coverage under, any Insurance Policies held by Sellers or their respective Affiliates or any of their self-insured programs including in respect of events occurring prior to the Closing Date; provided, that, the foregoing shall not apply to the Title Policies nor limit the Company’s rights under those Insurance Policies described on Schedule 5.18(b) in respect of the outstanding claims made under such Insurance Policies as set forth on Schedule 5.18(b) and if requested by Buyer in writing following the Closing Date, Sellers shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, in connection with Buyer’s and the Company’s pursuit of such claims under such Insurance Policies and (b) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company after the Closing sufficient to comply with all contractual and statutory obligations of the Company. Buyer hereby irrevocably and unconditionally waives, including on behalf of its insurers and its Affiliates (which, following the Closing, shall include the Company), any claims and rights it or they may have against or under any Insurance Policies retained by any Seller or its Affiliates solely to the extent such claims or rights arise after the Closing Date.

Section 7.04 Public Announcements. The Parties agree that the initial press release or public announcement to be issued with respect to the execution of this Agreement and the transactions contemplated hereby shall be in the form heretofore agreed by Sellers and Buyer. Except as may be required by Applicable Law (including the rules and regulations of any applicable stock exchange), neither Buyer nor Sellers shall make or issue, or cause or permit any of their respective Representatives or Affiliates (in the case of Buyer) or their respective controlled Representatives or controlled Affiliates (in the case of Sellers) to make or issue, any other press release, media statement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Sellers (in the case of Buyer) or Buyer (in the case of Sellers) (in each case, which consent shall not be unreasonably withheld, conditioned or delayed). Any such press release, statement or communication required by Applicable Law shall only be made after reasonable prior notice to, and consultation with, Sellers (in the case of Buyer) or Buyer (in the case of Sellers).

38

Section 7.05 Confidentiality.

(a) From and after the Closing, each Seller shall, and shall cause its controlled Affiliates and its and their controlled Representatives to, treat as confidential and not disclose (1) any and all confidential information, trade secrets, knowledge or data of the Company or (2) the terms and existence of this Agreement and the Transaction Documents and the negotiations related hereto (collectively, the “Company Confidential Information”), except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure thereof by such Seller, its Affiliates, or its or their Representatives or (ii) is or becomes available to such Seller, its Affiliates, or its or their Representatives from a source which, to the actual knowledge of such Seller, its Affiliates, or its or their Representatives, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that each Seller may disclose the Company Confidential Information in connection with (1) any claim, demand or action brought against or in good faith by such Seller or its Affiliates in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (2) preparing tax reports and filings of such Seller or any of its Affiliates, (3) performing its obligations under this Agreement or as permitted under Section 7.04, or (4) such Seller’s or its Affiliates’ compliance with Applicable Law (including the rules and regulations of any applicable stock exchange) or as requested by any Governmental Entity (including in connection with such Seller or its Affiliates obtaining or maintaining regulatory or governmental approvals, applications or exemptions). If, after the Closing, a Seller or its Affiliate is legally required by Applicable Law to disclose any Company Confidential Information, such Seller shall (I) notify Buyer as soon as reasonably practicable to permit Buyer to seek a protective order or take other appropriate action and (II) cooperate as reasonably requested by Buyer, at Buyer’s sole cost and expense, in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Company Confidential Information. If, in the absence of a protective order, a Seller or its Affiliate is compelled as a matter of Applicable Law to disclose Company Confidential Information to a Third Party, such Seller may disclose to the Third Party compelling disclosure only the part of such Company Confidential Information as is required by Applicable Law to be disclosed.

(b) From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Company) and its and their respective Representatives to, treat as confidential and not disclose (1) any and all confidential information of each Seller and its Affiliates (not including the Company) and (2) the terms and existence of this Agreement and the Transaction Documents and the negotiations related hereto (collectively, the “Seller Confidential Information”), except to the extent that such information (i) is or becomes generally available to the public other than as a result of disclosure thereof by Buyer, its Affiliates, or its or their Representatives or (ii) is or becomes available to Buyer, its Affiliates or its or their Representatives from a source which, to the actual knowledge of Buyer, its Affiliates, or its or their Representatives, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that Buyer may disclose the Seller Confidential Information in connection with (1) any claim, demand or action brought against or in good faith by Buyer or its Affiliates in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (2) preparing tax reports and filings of the Company, (3) performing its obligations under this Agreement or as permitted under Section 7.04, (4) Buyer’s financing and financing sources or (5) Buyers’ or its Affiliates’ compliance with Applicable Law (including the rules and regulations of any applicable stock exchange) or as requested by any Governmental Entity (including in connection with Buyer or its Affiliates obtaining or maintaining regulatory or governmental approvals, applications or exemptions). If, after the Closing, Buyer or its Affiliate is legally required by Applicable Law to disclose any Seller Confidential Information, Buyer shall (I) notify Sellers as soon as reasonably practicable to permit Sellers to seek a protective order or take other appropriate action and (II) cooperate as reasonably requested by Sellers, at Sellers’ sole cost and expense, in Sellers’ efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Seller Confidential Information. If, in the absence of a protective order, Buyer or its Affiliate is compelled as a matter of Applicable Law to disclose Seller Confidential Information to a Third Party, Buyer may disclose to the Third Party compelling disclosure only the part of such Seller Confidential Information as is required by Applicable Law to be disclosed.

39

(c) The obligations set forth in this Section 7.05 shall not apply to the Tax treatment, reporting or structure of the transactions contemplated by this Agreement and each Party (and any Representative of each Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all other materials of any kind (including opinions or other Tax analysis) that are provided to any Party relating to such Tax treatment and Tax structure (all such information that may be so disclosed hereunder is hereinafter referred to as “Tax Information”). However, any Tax Information is required to be kept confidential to the extent necessary to comply with any securities laws applicable to any Party or its Affiliates. This Section 7.05(c) is intended to prevent the transactions contemplated by this Agreement from being treated as a “reportable transaction” as a result of being transactions offered to a taxpayer under conditions of confidentiality within the meaning of Sections 6011, 6111 and 6112 of the Code and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22).

Section 7.06 Books and Records At and After Closing.

(a) From and after the Closing, Buyer will provide, and will cause its Affiliates (including the Company) to provide, each Seller, its Affiliates, and its and their Representatives with reasonable access to all of the books and records and other documents of the Company (and the assistance of employees responsible for such books and record) to the extent that such access may reasonably be required by such parties in connection with matters relating to or affected by the operations of the Company prior to the Closing. Such access will be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. Buyer shall, and shall cause its Affiliates (including the Company), to maintain and preserve all such books and records and documents (including Pre-Closing Date Tax Returns) for a period of seven (7) years after the Closing Date.

(b) From and after the Closing, upon Buyer’s or its Affiliate’s reasonable request, Sellers will provide or cause to be provided to Buyer or its Affiliate any book, record or similar document in Sellers’ possession that is reasonably necessary for Buyer’s ownership or operation of the Company.

40

Section 7.07 R&W Insurance Policy.

(a) On the Closing Date, Buyer has entered into the Binder Agreement, and Buyer shall use commercially reasonable efforts to cause the R&W Insurance Policy to be issued and to maintain the effectiveness of the R&W Insurance Policy from and after the Closing Date in accordance with the terms and conditions of the Binder Agreement. Buyer agrees that the R&W Insurance Policy includes terms to the following effect: (i) provides that the R&W Insurance Policy insurer shall have no right of subrogation, contribution or indemnification against any Seller or its Affiliates or any of their respective officers, directors, employees, direct or indirect equity holders, Affiliates, controlling Persons, Representatives, successors or assigns (the “Seller Protected Parties”), except in the case of Fraud by any Seller, (ii) includes a waiver of any such right of subrogation, contribution, indemnification or similar rights against the Seller Protected Parties, except in the case of Fraud by any Seller, (iii) provides that each of the Seller Protected Parties is an express third-party beneficiary of such waiver and (iv) provides that such waiver may not be amended without the written consent of the Seller Protected Parties (not to be unreasonably withheld, conditioned or delayed). Once bound, the protections from subrogation for the Seller Protected Parties (including the definition of “fraud”) in the R&W Insurance Policy shall not be terminated by Buyer or its Affiliates or amended in a manner that is materially adverse, or that is reasonably expected to be materially adverse, to any of the Seller Protected Parties other than with the prior written consent of the members of the Seller Protected Parties. Buyer or its Affiliates will pay one hundred percent (100%) of the costs and expenses of obtaining and exercising any rights under the R&W Insurance Policy, including any premium payments, brokerage commissions (to the extent not included in premium), legal fees for counsel engaged by the underwriter, surplus lines, premium tax and other applicable taxes, fees or surcharges. Once issued by the R&W Insurance Policy insurer to Buyer or its Affiliates following the Closing, Buyer shall deliver to Sellers an electronic copy of the final version of the R&W Insurance Policy.

(b) Sellers shall, and shall cause their controlled Representatives to, use good faith efforts to reasonably cooperate with Buyer in connection with any claim made or contemplated by Buyer under the R&W Insurance Policy; provided, that, Buyer shall pay or reimburse Sellers for any out of pocket expenses which are incurred by Sellers in connection with their cooperation for such Buyer claim.

(c) No later than ten (10) Business Days after the Closing Date, Sellers shall deliver or cause to be delivered to Buyer a USB or flash drive with the contents of the Data Room.

Section 7.08 Settlement of Affiliate Accounts. Except as set forth on Schedule 5.15, prior to the Closing, Sellers and their Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall pay, settle, net, cancel, forgive or release any liabilities under the Intercompany Accounts between such parties or Sellers shall have caused such Intercompany Accounts to be transferred to or from the Company, such that the Company, on the one hand, and Sellers and their Affiliates (other than the Company), on the other hand, do not have any further liability to one another in respect of such Intercompany Accounts following the Closing.

41

ARTICLE VIII
SURVIVAL

Section 8.01 Survival; Recourse.

(a) Except for claims of Fraud, the Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants and agreements of Buyer, any Sellers or the Company contained in this Agreement or any certificate delivered pursuant hereto shall survive beyond the Closing, such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any of Buyer, Sellers, the Company, any Affiliate thereof, or any other Seller Protected Party and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of Buyer, Sellers, the Company, or the Seller Protected Parties, except for those covenants, agreements, other provisions and acknowledgements contained herein that by their terms expressly apply or are to be performed in whole or in part after the Closing (which such covenants, agreements, other provisions and acknowledgements shall survive the Closing in accordance with their respective terms only to the extent and for such period as shall be required for the party required to perform under such covenant and agreement to complete the performance required thereby). For the avoidance of doubt, this Section 8.01(a) is not intended to, and shall in no way, limit, impede, nullify or otherwise modify any of the survival periods contained in the R&W Insurance Policy.

(b) Notwithstanding anything to the contrary in this Agreement, from and after the Closing, except for claims of Fraud by any Seller, recovery by Buyer and its Affiliates in respect of any and all Losses, claims (whether in contract, in tort or at law or in equity), damages, costs, expenses, liabilities or judgments, in each case, arising or resulting from or relating to a breach of any representation or warranty in this Agreement or in any certificate delivered pursuant to this Agreement shall be limited solely and exclusively to the R&W Insurance Policy. Buyer hereby acknowledges and agrees that any risk that coverage is or may not be available to it under the R&W Insurance Policy, including because such R&W Insurance Policy does not become effective or fails to remain in full force in effect, coverage thereunder is or becomes limited by the insurer thereunder or otherwise, or Buyer is otherwise unable to collect any amount in respect of any claim made thereunder, shall be borne solely by Buyer. Notwithstanding anything to the contrary in this Agreement, Sellers’ liability to Buyer hereunder or in respect of the transactions contemplated by this Agreement shall not be altered or otherwise affected in any manner as a result of the failure of any claim made by Buyer under the R&W Insurance Policy to be covered thereby (or whether Buyer actually receives any payment from the insurer thereunder in respect of any such claim), whether due to policy exceptions, qualifications or exclusions, validity, creditworthiness or otherwise.

(c) Notwithstanding any provision of this Agreement to the contrary (including this Article VIII), nothing in this Agreement or any other Transaction Document shall, nor is it the Parties’ intention to, (i) limit, restrict, frustrate, undermine or impede the rights of the Buyer or any Buyer Related Party under the R&W Insurance Policy nor (ii) affect the rights and remedies of any Person with respect to claims for Fraud.

42

(d) No Person who is not a party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equity holder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equity holder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity or granted by statute or based upon any theory that seeks to impose liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any claims, causes of action, obligations or liabilities arising under, arising out of, based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Applicable Law, each Party to this Agreement hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Each Nonparty Affiliate is an express third-party beneficiary of this Section 8.01(d).

ARTICLE IX
MISCELLANEOUS

Section 9.01 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by either Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered by hand (with written confirmation of receipt), (b) sent by e-mail (without failed delivery or out of office notification) or (c) sent by registered or certified mail, postage prepaid or by a recognized prepaid overnight courier service (which provides a receipt) to such Party at the following addresses (or at such other addresses as shall be specified by a Party by like notice):

If to Briscoe Holdings:

Briscoe Project Wind Holdings I, LLC

c/o Capital Dynamics, Inc.

444 Madison Avenue

21st Floor

New York, New York 10022

Attention:

Email:

If to JPMCC:

JPM Capital Contribution

10 South Dearborn

CIB-Tax Oriented Investments

Chicago, Illinois 60603

Attention:

Email:

43

With a copy to (which shall not constitute notice):

JPMorgan Chase Bank, N.A.

277 Park Avenue, 10th Floor

New York, NY 10172

Attention:

Email:

With a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention:

Email:

If to MSW:

Morgan Stanley Wind LLC

1585 Broadway, 6th Floor

New York, NY 10036

Attn:

Email:

With a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention:

Email:

If to Buyer:

Soluna DV Wind SponsorCo, LLC

c/o Soluna Holdings, Inc.

325 Washington Ave. Extension

Albany, NY 12205

Attention:

Email:

With a copy to:

Soluna DV Wind SponsorCo, LLC

c/o Soluna Holdings, Inc.

325 Washington Ave. Extension

Albany, NY 12205

Attention:

Email:

With a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attention:

Email:

44

Such notices, requests, demands and other communications shall be effective (i) if given by personal delivery, mail or courier pursuant to this Section 9.01, upon physical receipt, or (ii) if given by email pursuant to this Section 9.01, upon confirmation of successful transmission without failed delivery or out of office notification.

Section 9.02 Entire Agreement. This Agreement, together with the Schedules, Exhibits and other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 9.03 Waiver; Amendment. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.04 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that no consent of Sellers shall be required for any such assignment by Buyer to (a) an Affiliate of Buyer; provided, that, if such assignment occurs prior to payment of any amounts which may be required to be made by Buyer pursuant to Section 2.03, such Affiliate shall own directly or indirectly the Project or (b) any debt financing source (or any agent or collateral trustee for such Person) as collateral in connection with any debt financing so long as Buyer remains obligated under this Agreement. Except as expressly provided in this Agreement, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their respective heirs, successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

45

Section 9.05 Severability. If any provision of this Agreement shall be judicially declared to be invalid, illegal, unenforceable or void, such decision shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Expenses. Except as otherwise provided in this Agreement, all fees, costs and expenses, including any fees and disbursements of counsel, financial advisors, accountants and brokers, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by or on behalf of the Party incurring such fees, costs and expenses.

Section 9.07 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all Proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any Proceeding based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations, without reference to conflicts of law principles.

(b) Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, (ii) agrees that every such Proceeding shall be brought, heard and determined exclusively in the United States District Court of the Southern District of New York (provided that, in the event subject matter jurisdiction is unavailable in or declined by such court, then all such Proceedings shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of New York), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought.

(c) Each of the Parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 9.01 shall be effective service of process for any Proceeding brought against such Party arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby; provided, however, that the foregoing clause shall not limit the right of any Party to serve legal process in any other manner permitted by Applicable Law.

46

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07(d).

Section 9.08 Further Assurances. From time to time following the Closing, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

Section 9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as expressly provided in this Agreement, each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11 Disclosures. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant by any Party or among the Parties unless clearly specified to the contrary herein or therein. For completeness of disclosure and convenience of reference, the Schedules may include information or items which are not necessarily material, and any such inclusion, or any references to dollar amounts, shall not be deemed to expand the representations and warranties in this Agreement, modify the levels of materiality contained in this Agreement, constitute an admission that such information or items are material or arose outside the ordinary course of business or define further the meaning of any terms defined in this Agreement. Each numbered Schedule qualifies the correspondingly numbered representation, warranty or covenant; provided, however, any information or items set forth in one section of the Schedules shall be deemed to also apply to any other section of this Agreement or the Schedules for which the applicability of such information or items is reasonably apparent on the face of such disclosure. No disclosure in the Schedules shall constitute, or be deemed to be, an admission to any Third Party concerning such item, including with respect to any actual or possible breach or violation of any Contract or Applicable Law, or a waiver of any attorney-client privilege associated with such information or items or any protection afforded by the work-product doctrine with respect to any of the information or items disclosed or discussed therein.

47

Section 9.12 Releases.

(a) Except for the express obligations of Sellers under this Agreement and the other Transaction Documents, for and in consideration of the Company Interests, effective as of the Closing, Buyer, on behalf of itself and its direct and indirect equity holders, subsidiaries, Affiliates, and the Representatives and direct and indirect equity holders of any of the foregoing and each of their respective successors and assigns in each case excluding any shareholders of a public company (each, a “Buyer Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, each Seller and their respective former and present direct or indirect equity holders, subsidiaries, Affiliates, and Representatives and control Persons of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Seller Releasee”) of, from and against any and all Proceedings, causes of action, claims, demands, Losses, judgments, liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from such Seller’s or such Seller Releasee’s ownership or operation of the Company or the Project Assets, business, operations, conduct, services, products or employees (including former employees) of the Company (or its predecessors), related to any period of time on or before the Closing, including any liabilities under Environmental Laws. Buyer acknowledges on its own behalf and on behalf of each other Buyer Releasor, that the Applicable Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Buyer acknowledges on its own behalf and on behalf of each other Buyer Releasor that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Buyer agrees on its own behalf and on behalf of each other Buyer Releasor that effective as of the Closing, each Buyer Releasor shall be deemed to waive any such provision. Each Buyer Releasor agrees not to, and agrees to to cause its respective equity holders, subsidiaries, Affiliates, Representatives, direct and indirect parent companies and each of their respective successors and assigns, not to, assert any claim against the Seller Releasees; provided, however, that notwithstanding anything in this Section 9.12(a), (i) no Buyer Releasor releases its rights and interests under this Agreement or the other Transaction Documents and (ii) nothing in this Section 9.12(a) shall relieve, limit, or restrict the rights and remedies of any party with respect to claims on the basis of Fraud.

(b) Except for the express obligations of Buyer under this Agreement, and the other Transaction Documents, for and in consideration of the Closing Payment, effective as of the Closing, each Seller, on behalf of itself and its controlled Affiliates, solely to the extent such Seller has authority to bind such controlled Affiliates (each, a “Seller Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Applicable Law, Buyer and its former and present direct or indirect equity holders, subsidiaries, Affiliates (including the Company), and Representatives, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Buyer Releasee”) of, from and against any and all Proceedings, causes of action, claims, demands, Losses, judgments, liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, both in law and in equity, in each case which any Seller Releasor has or may have had at any time in the past until and including the Closing, against any of the Buyer Releasee for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing to the extent arising out of or relating to such Seller’s ownership of the Company Interests or the negotiation, execution and consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Seller acknowledges on its own behalf and on behalf of each other applicable Seller Releasor, that the Applicable Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges on its own behalf and on behalf of each other applicable Seller Releasor that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees on its own behalf and on behalf of each other applicable Seller Releasor that effective as of the Closing, each Seller Releasor shall be deemed to waive any such provision. Each Seller Releasor agrees not to, and agrees to use commercially reasonable efforts to cause only its controlled Affiliates not to, assert any claim against the Buyer Releasees; provided, however, that notwithstanding anything in this Section 9.12(b), (i) no Seller Releasor releases its rights and interests under this Agreement, or the other Transaction Documents and (ii) nothing in this Section 9.12(b) shall relieve, limit, or restrict the rights and remedies of any party with respect to claims on the basis of Fraud.

[Signature Page Follows]

48

IN WITNESS WHEREOF, this Agreement is executed by the Parties on the date set forth above.

SELLERS:

BRISCOE WIND PROJECT HOLDINGS I, LLC

By:	/s/ Gintare Briola
Name:	Gintare Briola
Title:	Authorized Signatory

By:	/s/ Dario Bertagna
Name:	Dario Bertagna
Title:	Authorized Signatory

JPM CAPITAL CORPORATION

By:	/s/ Scott Abramson
Name:	Scott Abramson
Title:	Vice President

MORGAN STANLEY WIND LLC

By:	/s/ Darren Ho
Name:	Darren Ho
Title:	Vice President

BUYER:

SOLUNA DV WIND SPONSORCO, LLC

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	Chief Executive Officer